Exhibit 99.1

Newmont Provides Updated Operating and Financial Outlook

DENVER--(BUSINESS WIRE)--December 2, 2015--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced its updated long-term operating outlook,1 including AISC2 below $1,000 per ounce and steady cash flow generating production of at least 4.5 to 5.0 million ounces per year.

Highlights

  Gold all-in sustaining costs (AISC): AISC is expected to improve from between $900 and $960 per ounce in 2016 to between $850 and $950 per ounce in 2017; longer term the Company expects to sustain savings achieved to date, and maintain AISC below $1,000 per ounce through 2020
  Gold costs applicable to sales (CAS): CAS is expected to be between $650 and $700 per ounce in 2016, and remain stable at between $650 and $750 per ounce from 2017 to 2020; further Full Potential savings and ramp-up of profitable projects represent upside that could lower portfolio costs
  Attributable production: Gold production rises to between 5.2 and 5.7 million ounces by 2017 as CC&V, Merian and Long Canyon Phase 1 more than offset declines at Batu Hijau, Yanacocha and Twin Creeks; longer term, the Company expects steady and profitable production of between 4.5 to 5.0 million ounces per year through 2020
  Capital: 2016 sustaining capital is expected to be between $700 and $750 million; longer term sustaining capital is expected to remain stable at between $700 and $800 million; the primary development capital expense through 2018 includes capital for the construction of Merian, Long Canyon Phase 1, CC&V expansion, and the Tanami Expansion project

“Our 2016 outlook reflects ongoing performance, portfolio and balance sheet improvements. We expect to keep our all-in sustaining costs below $1,000 per ounce and maintain profitable production of between 4.5 and five million ounces of gold per year over the next five years,” said Gary Goldberg, President and Chief Executive Officer. “Our focus remains on delivering industry-leading returns on capital and improved value to our shareholders. Higher margin ounces will be added with the completion of Merian, Long Canyon and expansions at Cripple Creek & Victor and Tanami. We will also progress the next projects in our pipeline – including expansions at Carlin and Ahafo – to further improve profitability.”

Operating and financial outlook

Attributable gold production3 is expected to increase from between 4.8 and 5.3 million ounces in 2016 to between 5.2 and 5.7 million ounces in 2017, and remain stable at between 4.5 and 5.0 million ounces through 2020. New production at CC&V, Long Canyon Phase 1, Merian and Tanami Expansion help offset maturing operations at Yanacocha and mine sequencing at Batu Hijau. The ramp-up of projects that are not yet approved, including Ahafo Mill Expansion, Subika Underground and NW Exodus represent upside of between 250,000 and 400,000 ounces of gold production beginning in 2018.

  North America production is expected to increase from between 1.9 and 2.1 million ounces in 2016 to between 2.1 and 2.3 million ounces in 2017, and return to 2016 levels by 2018. New production from CC&V and higher grades at Leeville related to the Turf Vent Shaft help offset lower production at Twin Creeks due to planned processing of lower grade stockpiles, as well as a slowdown in the development rate at Leeville due to the installation of long term ground support. NW Exodus at Carlin represents additional upside currently not captured in guidance.
  South America production is expected to increase from between 400,000 and 450,000 ounces in 2016 to between 600,000 and 700,000 ounces in 2017 and 2018. Lower cost production at Merian is expected to offset the impact of maturing operations at Yanacocha.
  Asia Pacific production is expected to improve from between 1.7 and 1.9 million ounces in 2016 to between 1.8 and 2.0 million ounces in 2017, before decreasing to between 1.4 and 1.7 million ounces in 2018. 2016 and 2017 benefit from higher grades at Batu Hijau and the addition of the Tanami Expansion project in 2017, with 2018 lower due to mine sequencing at Batu Hijau.
  Africa production is expected to decline from between 760,000 and 820,000 ounces in 2016 to between 700,000 and 800,000 ounces in 2017 and between 650,000 and 750,000 ounces in 2018 due primarily to lower grades at Ahafo and Akyem. Ahafo Mill Expansion and Subika Underground represent additional upside currently not captured in guidance, and if approved, would increase 2018 production to 2016 and 2017 levels.

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1 Outlook projections used in this release are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof. Outlook is based upon certain assumptions and remains subject to risks and uncertainties. See page 6 for the related cautionary statement.
2 AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. For a reconciliation of the Company’s historical AISC to CAS, please refer to the Company’s most recent Form 10-Q and other SEC filings.
3 Production outlook does not include equity production from stakes in TMAC (29.4%), La Zanja (46.94%) and Regis (19.45%).

Attributable copper production is expected to be between 120,000 and 160,000 tonnes in 2016 and 2017 before decreasing to between 70,000 and 110,000 tonnes by 2018. The decline is due to the depletion of higher grade Phase 6 ore at Batu Hijau in 2018. Production at Phoenix Copper Leach and Boddington is expected to remain stable for the period.

Gold cost outlook – AISC is expected to improve from between $900 and $960 per ounce in 2016 to between $850 and $950 per ounce in 2017. 2018 costs are impacted due to mine sequencing at Boddington and in Nevada, as well as lower production at Batu Hijau, but are expected to remain below $1,000 per ounce longer term. CAS is expected to be between $650 and $700 per ounce in 2016, and remain stable at between $650 and $750 per ounce in 2017 and 2018. Costs benefit from higher grades at Batu Hijau and the Carlin Underground mines through 2017, and from lower cost production at Tanami and Merian through 2018. Ongoing cost and efficiency improvements are expected to offset lower grades and throughput at Ahafo and maturing operations at Yanacocha. Full potential savings and lower cost ounces from projects that have yet to be approved could further improve costs longer term.

  North America AISC is expected to improve from between $850 and $925 per ounce in 2016 to between $800 and $900 per ounce in 2017, before increasing to between $900 and $1,000 per ounce in 2018. CAS is expected to improve from between $675 and $725 per ounce in 2016 to between $600 and $700 per ounce in 2017, increasing to between $700 and $800 per ounce in 2018. Nevada operating costs are expected to increase over the period mostly due to planned stripping at Carlin in 2018, partially offset by lower cost production from CC&V, Long Canyon Phase 1 and the Turf Vent Shaft.
  South America AISC is expected to decrease over the period from between $1,050 and $1,150 per ounce in 2016, to between $950 and $1,050 per ounce in 2017 and between $850 and $950 per ounce by 2018. Similarly, CAS is expected to decrease from between $760 and $810 per ounce in 2016 to between $675 and $775 per ounce in 2017 and between $600 and $700 per ounce in 2018. The primary driver is the addition of lower cost production from Merian. The Company continues to advance sulfide and oxide options at Yanacocha through Project Integral, which would be incremental to the long-term outlook for Yanacocha.
  Asia Pacific AISC is expected to be between $760 and $820 per ounce in 2016 and between $700 and $800 per ounce in 2017, before increasing to between $850 and $950 per ounce in 2018. CAS is expected to improve from between $600 and $650 per ounce in 2016 to between $550 and $650 per ounce in 2017, before rising to between $700 and $800 per ounce in 2018. Lower cost production from the Tanami Expansion project and ongoing Full Potential improvements are expected to partially offset lower grades from processing stockpiled ore at Boddington.
  Africa AISC is expected to rise from between $850 and $900 per ounce in 2016, to between $900 and $1,000 per ounce in 2017 and between $950 and $1,050 per ounce in 2018. Gold CAS is expected to increase from between $650 and $700 per ounce in 2016 to between $700 and $800 per ounce in 2017 and between $750 and $850 per ounce in 2018. Ahafo experiences increased stripping and lower grades through 2018. The Company continues to advance Ahafo Mill Expansion and Subika Underground to help counter higher grades and harder ore. The expansions represent upside not currently captured in outlook.

Copper cost outlook – Copper AISC is expected to average between $1.50 and $1.70 per pound in 2016 with higher grade ore at Batu Hijau, and increase slightly to between $1.60 and $1.80 per pound in 2017, to between $2.40 and $2.60 per pound in 2018. CAS is expected to be between $1.20 and $1.40 per pound in 2016 and 2017, and increase to between $1.80 and $2.00 per pound by 2018. The increase in costs over the period is mostly due to lower production volumes at Batu Hijau as Phase 6 ore is depleted as well as mine sequencing at Boddington though 2018.

Assumptions and sensitivities - Newmont’s outlook reflects metal and oil prices and exchange rates to reflect the current market environment. The Company’s outlook assumes $1,100 per ounce gold, $2.50 per pound copper, $0.75 USD/AUD and $65 per barrel WTI. However, AISC and CAS could further benefit from lower energy prices and an improving Australian dollar exchange ratio. Every $10 reduction in the price of oil implies an expected $30 million improvement in attributable free cash flow. Similarly, every $0.05 favorable change in the Australian dollar results in a $60 million improvement in attributable free cash flow. These estimates exclude current hedge programs. Please refer to the 10Q for further information on hedging positions.

Capital – 2016 sustaining capital is expected to be between $700 and $750 million increasing to between $800 and $900 million in 2017. Additional capital in 2017 to cover equipment rebuilds, water treatment and tailings storage facilities is expected to be partially offset by ongoing efforts to improve technical and operational efficiencies. Longer term sustaining capital is expected to remain stable at between $700 and $800 million to cover infrastructure, equipment and ongoing mine development.

2016 total capital is expected to be between $1.2 and $1.4 billion, decreasing to between $900 million and $1.0 billion by 2017. Primary development capital spend expected includes capital for the construction of Merian, Long Canyon Phase 1, CC&V expansion and the Tanami Expansion project. The Company continues to evaluate its strong pipeline of projects and development capital would be expected to increase as they are approved.

Consolidated Expense Outlook – Beginning in 2016, regional general and administrative expense will be included in total general and administrative expense (G&A) and community development costs will be included in CAS. Total G&A expense will be approximately 75 percent corporate and 25 percent regional G&A. The adjusted tax rate is slightly higher in 2016 due to higher provisional mining taxes from regional product mix.

2016 Outlooka

	Consolidated			Attributable			Consolidated			Consolidated All-in Sustaining			Consolidated Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	1,040	–	1,100	1,040	–	1,100	$750	–	$800	$925	–	$975	$175	–	$195
Phoenix[c]	180	–	200	180	–	200	$825	–	$875	$975	–	$1,025	$20	–	$30
Twin Creeks[d]	370	–	400	370	–	400	$575	–	$625	$700	–	$750	$30	–	$40
CC&V	350	–	400	350	–	400	$525	–	$575	$650	–	$700	$120	–	$130
Long Canyon													$140	–	$160
Other North America													$5	–	$15
Total	1,940	–	2,100	1,940	–	2,100	$675	–	$725	$850	–	$925	$490	–	$570

South America
Yanacocha[e]	630	–	660	310	–	350	$820	–	$870	$1,100	–	$1,170	$70	–	$90
Merian	120	–	140	90	–	100	$430	–	$460	$650	–	$700	$260	–	$300
Total	750	–	800	400	–	450	$760	–	$810	$1,050	–	$1,150	$330	–	$380

Asia Pacific
Boddington	725	–	775	725	–	775	$690	–	$730	$800	–	$850	$60	–	$70
Tanami	400	–	475	400	–	475	$550	–	$600	$800	–	$850	$150	–	$160
Kalgoorlie[f]	350	–	400	350	–	400	$650	–	$700	$725	–	$775	$10	–	$20
Other Asia Pacific													$5	–	$15
Batu Hijau	525	–	575	250	–	275	$500	–	$550	$650	–	$700	$50	–	$60
Total	2,000	–	2,225	1,725	–	1,925	$600	–	$650	$760	–	$820	$275	–	$325

Africa
Ahafo	330	–	360	330	–	360	$775	–	$825	$1,020	–	$1,100	$60	–	$80
Akyem	430	–	460	430	–	460	$560	–	$600	$700	–	$750	$40	–	$50
Total	760	–	820	760	–	820	$650	–	$700	$850	–	$900	$100	–	$130

Corporate/Other													$10	–	$15
Total Gold[g]	5,450	–	5,945	4,825	–	5,295	$650	–	$700	$900	–	$960	$1,205	–	$1,420

Phoenix	15	–	25	15	–	25	$1.70	–	$1.90	$2.10	–	$2.30
Boddington	25	–	35	25	–	35	$1.90	–	$2.10	$2.30	–	$2.50
Batu Hijau[h]	170	–	190	80	–	100	$1.00	–	$1.20	$1.40	–	$1.60
Total Copper	210	–	250	120	–	160	$1.20	–	$1.40	$1.50	–	$1.70

Consolidated Expense Outlook[i]
General & Administrative	$225	–	$275
Interest Expense	$270	–	$290
DD&A	$1,350	–	$1,425
Exploration and Projects	$275	–	$300
Sustaining Capital	$700	–	$750
Tax Rate	35%	–	39%

a2016 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2016 Outlook assumes $1,100/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI. AISC and CAS cost estimates do not include inflation. Production, AISC and capital estimates exclude projects that have not yet been approved (NW Exodus, Twin Underground, Batu Phase 7, Ahafo Mill Expansion and Subika Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note on page 6.
bAll-in sustaining costs as used in the Company’s Outlook is a non-GAAP metric defined as the sum of cost applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), remediation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha is presented on a total production basis for the mine site; attributable production represents a 51.35% interest.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.4%), La Zanja (46.94%) and Regis (19.45%).
hConsolidated production for Batu Hijau is presented on a total production basis for the mine site; whereas attributable production represents a 48.5% ownership interest in 2016 outlook. Outlook for Batu Hijau remains subject to various factors, including, without limitation, renegotiation of the CoW, issuance of future export approvals, negotiations with the labor union, future in-country smelting availability and regulations relating to export quotas, and certain other factors.
iConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

Investor Day Webcast Details

Newmont will host an investor day on Thursday, December 3, 2015 to discuss its corporate strategy and outlook. A live webcast of the investor day and presentation materials will be accessible on Newmont's website, www.newmont.com. The live webcast begins at 12:00 p.m. Eastern Time, Thursday, December 3, 2015.

URL: http://event.on24.com/r.htm?e=1050928&s=1&k=2FA65AB4A48416D5DEDEF87513CA41A7

Conference Call Details

Dial-In Number	800.857.6428
Intl Dial-In Number	517.623.4916
Leader	Meredith Bandy
Passcode	Newmont
Replay Number	888.568.0892
Intl Replay Number	203.369.3784

About Newmont

Newmont is a leading gold and copper producer. The Company employs approximately 27,000 employees and contractors, with the majority working at managed operations in the United States, Australia, Ghana, Peru, Indonesia and Suriname. Newmont is the only gold producer listed in the S&P 500 index and in 2007 became the first named to the Dow Jones Sustainability World Index. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under such sections. Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures and sustaining capital; (iv) our efforts to continue delivering reduced costs and efficiency; (v) expectations regarding the development, growth and exploration potential of the Company’s operations and projects; and (vi) expectations regarding future price assumptions, financial performance and other outlook or guidance. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) the acceptable outcome of negotiation of the amendment to the Contract of Work and/or resolution of export issues in Indonesia; (ix) there being no significant acquisitions or divestitures during the outlook period; and (x) other assumptions noted herein. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Annual Report on Form 10-K, filed on February 20, 2015, with the Securities and Exchange Commission (the “SEC”), the Company’s Quarterly Report on Form 10-Q filed on July 23, 2015, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

CONTACT:
Newmont Mining Corporation
Investor Contact
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com